As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-143321

Registration No. 333-233024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 2 to Registration Statement No. 333-143321

Post-Effective Amendment No. 1 to Registration Statement No. 333-233024

UNDER THE SECURITIES ACT OF 1933

BANK OF COMMERCE HOLDINGS

(Exact name of registrant as specified in its charter)

California	94-2823865
(State of incorporation)	(IRS Employer Identification No.)

555 Capitol Mall, Suite 1255
Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

BANK OF COMMERCE HOLDINGS AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN and

BANK OF COMMERCE HOLDINGS 2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

Randall S. Eslick

President and Chief Executive Officer

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California 95814

Telephone (800) 421-2575

(Name, address, and telephone number of agent for service)

Copies to:

Mary Ann Frantz

Miller Nash LLP

111 SW Fifth Avenue, Suite 3400

Portland, Oregon 97204

Telephone (503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Bank of Commerce Holdings (the “Registrant”), previously filed with the U.S. Securities and Exchange Commission (the “Commission”):

●

Registration Statement (Form S-8, File No. 333-143321) initially filed with the Commission on May 29, 2007, registering 620,000 shares of Common Stock of the Registrant for issuance under the Bank of Commerce Holdings 2008 Stock Option Plan. The 2008 Stock Option Plan (subsequently renamed the Bank of Commerce Holdings Amended and Restated 2010 Equity Incentive Plan) was amended in 2010 and 2012, and Post-Effective Amendment No. 1 to the Registration Statement was filed with the Commission on August 5, 2019 to reflect the amendments to the Plan.

●

Registration Statement (Form S-8, File No. 333-233024) filed with the Commission on August 5, 2019, registering 500,000 shares of Common Stock of the Registrant for issuance under the Bank of Commerce Holdings 2019 Equity Incentive Plan.

This Post-Effective Amendment is being filed in connection with the closing on September 30, 2021, of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 23, 2021 (the “Merger Agreement”), by and between Columbia Banking System, Inc., a Washington corporation (“Columbia”), and the Registrant. On September 30, 2021, pursuant to the Merger Agreement, the Registrant merged with and into Columbia, with Columbia as the surviving corporation in the Merger.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements, and deregistering the remaining shares of Common Stock registered but unsold or not yet issued under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, such shares of Common Stock. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on October 1, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

BANK OF COMMERCE HOLDINGS

By:	/s/ Randall S. Eslick
Randall S. Eslick
President and Chief Executive Officer